Exhibit 99.2

KRAKacquisition Corp Announces Closing of Upsized $345 Million Initial Public Offering and Full Exercise of Over-Allotment Option
Cheyenne, WY, USA, January 29, 2026 — KRAKacquisition Corp (the “Company”), a special purpose acquisition company sponsored by an affiliate of Natural Capital, Tribe Capital, and Payward, Inc. (“Kraken”), today announced the closing of its previously announced upsized initial public offering of 34,500,000 units, including an additional 4,500,000 units sold pursuant to the full exercise by the underwriter of its over-allotment option. The offering was priced at $10.00 per unit, resulting in gross proceeds of $345 million, before deducting underwriting discounts and commissions and other offering expenses payable by the Company.
The Company’s units began trading on the Nasdaq Global Market under the ticker symbol “KRAQU” on January 28, 2026.  Each unit consists of one Class A ordinary share and one-fourth of one redeemable warrant, with each warrant entitling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the Nasdaq Global Market under the ticker symbols “KRAQ” and “KRAQW,” respectively.
KRAKacquisition Corp was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. The Company has not selected any specific business combination target and has not, nor has anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any business combination target.
Santander US Capital Markets LLC is acting as the sole underwriter for the offering. The offering was made only by means of a prospectus, copies of which may be obtained from Santander US Capital Markets LLC, 437 Madison Avenue, New York, NY 10022, Attention: ECM Syndicate, by email at equity-syndicate@santander.us, or by telephone at 833-818-1602.
A registration statement on Form S-1 relating to the securities became effective on January 27, 2026, in accordance with Section 8(a) of the Securities Act of 1933, as amended. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
Cautionary Note Concerning Forward-Looking Statements
This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the Company will ultimately complete a business combination or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the Company’s control, including those described in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.
About KRAKacquisition Corp
KRAKacquisition Corp is a blank check company formed for the purpose of effecting a business combination with one or more operating businesses. The Company is sponsored by an affiliate of Kraken.

Media Contacts
KRAKacquisition Corp
Conor McLarnon
+44 7749 080 683
Conor@lunapr.io